Exhibit 10.8

PROTEO, INC.

PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement (“Agreement”) is made this ninth (9th) day of September, 2016 by and between PROTEO, INC., a Nevada corporation with its principal place of business at 2102 Business Center Drive, Irvine, CA 92612 (the “Company”), and the purchaser of its stock, CFI Innovation GmbH Berlin Unternehmensberatung und Beteiligungen, a German corporation with its principal place of business at Normannenstraße 4, 14129 Berlin, Germany (“Purchaser”).

RECITALS

A.	The Company is engaged in research and development of pharmaceuticals. The Company now is willing to sell shares of its Series B-1 Preferred stock, on terms as stated herein.

B.	The Company has authorized 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. Currently, 23,879,350 shares of the Company’s common stock are issued and outstanding. Currently, 723,590 shares of the Company’s Series A Preferred Stock are issued and outstanding. The Company has designated 1,000,000 shares of preferred stock as Series B-1 Preferred Stock, which voting powers, preferences and other rights are set forth in the Certificate of Designation of Series B-1 Preferred Stock, a copy of which is attached hereto as Exhibit A.

C.	The sale of shares as stipulated herein is part of the attempt of the company to finance development activities related to ELAFIN. This Agreement is intended to be a first tranche of equity financing participation of Purchaser. The parties may negotiate additional sales of the Company’s preferred stock to Purchaser after each of the parties’ complete fulfillment of its obligations under this Agreement and Purchaser’s payment of the purchase price for all of the shares of Series B-1 Preferred Stock purchased pursuant to this Agreement.

D.	Purchaser and the Company mutually desire for Purchaser to purchase 1,000,000 shares of the Company’s Series B-1 Preferred Stock at the purchase price and on the other terms and conditions stated herein.

AGREEMENT

In consideration of the mutual promises, representations, warranties and conditions set forth in this Agreement, the Company and Purchaser agree as follows:

1.	Purchase and Sale of Shares.

1.1	Sale of Shares. The Company and its Board of Directors has authorized the issuance and sale of 1,000,000 shares of Series B-1 Preferred Stock (the “Purchase Shares”) pursuant to the terms of this Agreement. In reliance upon Purchaser’s representations and warranties contained in Section 4 hereof, and subject to the terms and conditions set forth herein, the Company hereby agrees to sell to Purchaser, and Purchaser agrees to buy from the Company, the Purchase Shares.

1.2	Price per Share. The price per share shall be EUR 1.00 per share, totaling EUR 1,000,000 for the Purchase Shares (the “Purchase Price”).

1.3	Rebate. In partial consideration for Purchaser agreeing to purchase the Purchase Shares from the Company, the Company agrees to rebate four percent (4%) of the Purchase Price paid to the Company prior to March 31, 2017 on each of June 30, 2017, June 30, 2018, and June 30, 2019 (the “Rebate Dates”). For example, assuming the entire Purchase Price is paid pursuant to the terms of this Agreement prior to March 31, 2017, the Company shall rebate EUR 40,000 to Purchaser on each of the Rebate Dates.

2.	Closing: Issuance and Delivery of Shares: Conditions.

2.1	Initial Closing. On October 31, 2016 or on such earlier date as the parties may agree (the “Initial Closing Date”), the Company agrees to issue and sell, and Purchaser agrees to purchase from the Company, 100,000 of the Purchase Shares. Purchaser shall deliver EUR 100,000, which is the Purchase Price with respect to such Purchase Shares, by wire transfer or by other means of payment as shall have been agreed upon by the Purchaser and the Company prior to payment on or before the Initial Closing Date.

2.2	Subsequent Closing(s). The Company agrees to issue and sell, and Purchaser agrees to purchase from the Company, the remaining 900,000 Purchase Shares on the fifth (5th) business day after such date or dates that Purchaser delivers the Purchase Price by wire transfer or by other means of payment as shall have been agreed upon by the Purchaser and the Company prior to payment of immediately available funds to the Company for such Purchase Shares; provided, however, that Purchaser shall deliver the Purchase Price for all Purchase Shares on or before March 31, 2017. For the purposes of this Agreement, after the Initial Closing Date, each fifth (5th) business day after Purchaser delivers all or a portion of the Purchase Price to Company is a “Subsequent Closing Date.”

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2.3	Delivery of Certificates. On or prior to the Initial Closing Date and each Subsequent Closing Date (each, a “Closing Date”), subject to the terms and conditions hereof, and conditioned upon receipt of the Purchase Price with respect thereto, the Company shall deliver to the Purchaser stock certificates representing the applicable Purchase Shares registered in the name of Purchaser.

2.4	Acknowledgement. The parties acknowledge and agree that the offer and sale of the Purchase Shares has occurred outside of the United States.

3.	Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as of the date hereof as follows, and all such representations and warranties shall be true and correct as of any Closing Date as if then made and shall survive such closing.

3.1	Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Nevada. The Company has all requisite power and authority to own or lease its properties and to conduct its business as now conducted. The Company holds all licenses and permits required for the conduct of its business as now conducted, which, if not obtained, would have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole. The Company is qualified as a foreign corporation and is in good standing in any states where the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole.

3.2	Capitalization. The Company is authorized to issue 300,000,000 shares of Common Stock of which 23,879,350 shares are outstanding at the date of this Agreement. The Company is authorized to issue 10,000,000 shares of Preferred Stock of which 723,590 shares are outstanding at the date of this Agreement. All of the issued and outstanding shares of Common Stock and Preferred Stock on the Closing Date are or will have been duly authorized, validly issued and then fully paid and non-assessable. The Company’s right to issue shares of its stock otherwise shall not be limited by any provision herein.

3.3	Authority. The Company has all requisite power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and upon their execution and delivery by the Company, such document will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4	Issuance of Shares. The Purchase Shares, when issued pursuant to the terms of this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable.

3.5	No Conflict with Law or Documents. The execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, will not (a) conflict with any provisions of the Articles of Incorporation or Bylaws of the Company; (b) result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under (in each case, upon the giving of notice, the passage of time, or both), any mortgage, indenture, lease, agreement or other instrument, permit, franchise license, judgment, order, decree, law, ordinance, rule or regulation applicable to the Company, except where such violation or default would not have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole.

3.6	Consents, Approvals and Private Offering. Except for any filings required under federal and applicable state securities laws, all of which shall have been made as of the Closing Date to the extent required as of such time, no permit, consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

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4.	Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants with the Company as follows:

4.1	Legal Power. Purchaser has the requisite power, as appropriate, and is authorized to enter into this Agreement, to purchase the Purchase Shares hereunder, and to carry out and perform his, her or its obligations under the terms of this Agreement.

4.2	Due Execution. This Agreement has been duly authorized, executed and delivered by Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of Purchaser.

4.3	Investment Representations. Purchaser represents and agrees that:

4.3.1	The Purchase Shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser represents, warrants and undertakes that (i) none of the owners of Purchaser are or will be U.S. persons, and (ii) it has not offered or sold, and will not offer and sell any securities (a) as part of their distribution at any time and (b) otherwise until one (1) year after the later of the commencement of the Offering and the Closing Date, except in accordance with Regulation S, and it has not and will not engage in any hedging transactions involving the securities unless in compliance with the Securities Act. Each Purchaser also agrees that, at or prior to confirmation of sale of Purchase Shares, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until one (1) year after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. No hedging transaction can be conducted with regard to the securities except as permitted by the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this Section 4.3.1 have the meanings given to them by Regulation S.

4.3.2	Purchaser is able to bear the risks associated with accepting the Purchase Shares, including the risk of loss of the entire investment in the Purchase Shares. Purchaser has received and reviewed any and all information Purchaser deemed necessary to evaluate its investment.

4.3.3	Purchaser understands that the Purchase Shares have not been registered under the Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing the Purchase Shares will be endorsed with the following legends:

(a)	THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT; and

(b)	Any legend required to be placed thereon by applicable federal or state securities laws.

4.3.4	Purchaser has read, and understands and agrees to the Certificate of Designation of Series B-1 Preferred Stock attached hereto as Exhibit A.

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5.	Term and Termination.

5.1	Term. This Agreement shall expire upon total payment of the Purchase Price and issuance of the Purchase Shares to Purchaser. Purchaser’s representations, warranties, and covenants shall survive the termination of this Agreement.

5.2	The Company may cancel this agreement upon:

(a)	(any misrepresentation or omission of or on behalf of Purchaser made to the Company in connection with this Agreement;

(b)	adjudication of bankruptcy, or filing of a petition under any bankruptcy or debtor’s relief law by or against Purchaser, or failure of Purchaser to generally pay its debts as they become due; or

(c)	failure of Purchaser to pay the Purchase Price prior to March 31, 2017.

5.3	The right to cancel the agreement according to Section 5.2 shall be limited to the remaining agreement not fulfilled at the date of the intended cancellation.

6.	.	Miscellaneous.

6.1	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

6.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and are binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

6.3	Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.4	Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.5	Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Company.

6.6	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or when sent by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt request) in each case to the appropriate address set forth below.

If to the Company:	PROTEO, INC. ATTN: CEO 2102 Business Center Drive Irvine, CA 92612

If to Purchaser:	CFI Innovation GmbH Normannenstraße 4, 14129 Berlin, Germany

6.7	Titles and Subtitles. The titles of paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

“COMPANY”	“PURCHASER”
PROTEO, INC., a Nevada corporation	CFI INNOVATION GMBH BERLIN UNTERNEHMENSBERATUNG UND BETEILIGUNGEN, a German corporation
By: /s/ Birge Bargmann Name: Birge Bargmann Title: President and CEO	By: /s/ Jork von Reden Name: Jork von Reden Title: Managing Director

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EXHIBIT A

CERTIFICATE OF DESIGNATION OF SERIES B-1 PREFERRED STOCK

Exhibit A

CERTIFICATE OF DESIGNATION OF SERIES B-1 PREFERRED STOCK

OF

PROTEO, INC.

A NEVADA CORPORATION

Proteo, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation (the “Board of Directors”) in accordance with the provisions of the Articles of Incorporation of the Corporation, there is hereby created, a series of Preferred Stock consisting of 1,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions as follows:

Section 1.  DESIGNATION AND AMOUNT. The shares of Preferred Stock created hereby shall be designated as “Series B-1 Preferred Stock” and the authorized number of shares constituting such series shall be 1,000,000.

Section 2.  DIVIDENDS AND DISTRIBUTIONS.

(A)  The holders of the then outstanding shares of Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefore, preferential dividends at the per share rate of one point five (1.5) times the per share amount of each and any cash and non-cash dividend distributed to holders of the Corporation’s Common Stock when, as and if declared by the Board of Directors. In the event, the Company shall (i) subdivide the outstanding Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise, the amount set forth in the preceding sentence shall be adjusted at the same rate.

(B)  No dividend shall be paid or declared on any share of Common Stock or Series A Preferred Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series B-1 Preferred Stock in an amount determined as set forth in paragraph (A) above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Corporation, out of funds of the Corporation legally available therefore, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

(C)  The Board of Directors may fix a record date for the determination of holders of shares of Series B-1 Preferred Stock entitled to receive any dividend or distribution as provided in Paragraph (A) above.

Section 3.  VOTING RIGHTS. Except as otherwise required by law, the shares of Series B-1 Preferred Stock shall have no voting rights. Except as otherwise required by law, the Series B-1 Preferred Stock shall not be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

Section 4.  REACQUIRED SHARES. Any shares of Series B-1 Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of Series B-1 Preferred Stock or of any other series of Preferred Stock as designated by the Board of Directors from time to time.

Section 5.  LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, voluntary or otherwise, dissolution or winding up of the Company, holders of Series B-1 Preferred Stock shall be entitled to receive per share distributions equal to one point five (1.5) times the rate of per share distributions to be made to the holders of Common Stock. No distributions shall be made unless any accrued and unpaid dividends and distributions on the Series B-1 Preferred Stock have been made prior thereto. In the event, the Company shall have (i) subdivided the outstanding Common Stock, or (ii) combined the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise, after the issuance of Series B-1 Preferred Stock, distributions payable to Series B-1 Preferred Stock under this Section 5 shall be adjusted accordingly.

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Section 6.  CONSOLIDATION; MERGER; ETC. In the event the Company shall enter into any consolidation, merger combination or other transaction in which the shares of Common Stock are exchanged into other stock or securities, cash and /or any other property, then in any such case each share of Series B-1 Preferred Stock shall automatically be simultaneously exchanged for or converted into the same stock or securities, cash and/or other property at a rate per share equal to one point five (1.5) times the rate per share that the Common Stock is being exchanged or converted. In the event, the Company shall (i) subdivide the outstanding Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise, the amount set forth in the preceding sentence shall be adjusted at the same rate.

Section 7.  REDEMPTION. The shares of Series B-1 Preferred Stock shall not be redeemable.

Section 8.  RANKING. The Series B-1 Preferred Stock shall rank equal to the Series A Preferred Stock as to the payment of dividends and the distribution of assets. The Series B-1 Preferred Stock may rank junior to any other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets as may be determined in the designation of any such series of Preferred Stock.

Section 9.  AMENDMENT. At any time when any shares of Series B-1 Preferred Stock are outstanding, neither the Articles of Incorporation of the Corporation nor this Certificate of Designation shall be amended or altered in any manner which would materially alter or change the powers, preferences or special rights of the Series B-1 Preferred Stock so as to affect them adversely without the affirmative vote of holders representing a majority of the outstanding shares of Series B-1 Preferred Stock, voting separately as a class.

IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm the foregoing as true and correct this 5th day of September 2016.

/s/ Birge Bargmann

Birge Bargmann

President, CEO and CFO

Attest:

/s/ Oliver Wiedow
Oliver Wiedow
Secretary

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